Remarks by Gary D. Owens

OYO Geospace

2012 Annual Meeting of Shareholders

April 10, 2012

Good morning and welcome to OYO Geospace's 2012 Annual Meeting of Stockholders. Before I begin, I need to point out that my comments this morning may be considered forward-looking statements for the purpose of the Securities Acts of 1933 and 1934, and these statements are subject to known and unknown risks and other factors as described in our recent Annual Report on Form 10-K.

My comments will include (i) a review of fiscal year 2011 which ended on September 30th, 2011, (ii) an update through the first quarter of Fiscal Year 2012 and (iii) our view of what lies ahead for OYO Geospace.

  REVIEW OF FISCAL YEAR 2011:

  Allow me to take you back to October, 2010, the beginning of fiscal year 2011. The company just completed its FY 2010. That year was the rebound year from the impact of the financial crisis on the company. That year saw a slow but promising beginning turn into a strong performance over the last two quarters of FY 2010. The net result was one of the strongest years in the company's history. The company reduced its debt and built a strong cash position and began to see the market acceptance of its wireless land data acquisition system, the GSR.

  The strong finish to FY 2010 carried over to FY 2011. The company's first three quarters established successive record quarters before experiencing the good but not record fourth quarter. FY 2011's final numbers were an all time high for the company. Revenues grew 35% to $173.0 million, a new company record, with profits increasing over 110% to $29.8 million or $4.73 a diluted share, another company record.

  Cash flow from operations allowed the company to pay off its last remaining long term debt, the mortgage on its Pinemont facility in the first fiscal quarter. For the first time since the IPO in 1997, the company was debt free! By the end of the fiscal year, the company had amassed over $36 million in cash on its balance sheet.

  Other financial stats were also impressive with a current ratio exceeding eight, stockholder's equity of $177 million and retained earnings of $119 million, all company records.

  During the year the company increased its employee count to 1008, an increase of 117 employees. This increase is twice the number of new employees the company hired in FY 2010. Several of these new employees were in a new operation of the company. Early in the year we established our new PC board assembly group broadening our manufacturing capability and further reducing our cost of our electronic based systems.

  All this was made possible by strong returns from our various markets. Our wireless data acquisition system, the GSR sold over 50,000 channels in FY 2011. This is more than twice the number of channels sold in FY 2010. The acceptance of the GSR by our customers accelerated during the year accounting for the three consecutive record quarters. These sales included new and established markets for the system. During FY 2011, 21 customers operated GSR systems in the US, Canada, Peru, Turkey, Poland, Morocco, Australia, Iraq, India, Uganda, Saudi Arabia, Japan and Libya.

  FY 2011 marked the company's entry into the rental business for land data acquisition systems. In the past, our Canadian office rented geophone strings during the Canadian winter season but in FY 2011 the company made a major commitment to the rental data acquisition system market. Our sales team is using the rental approach to enable customers an easier access to our technology. Our rental agreements have a path for ownership in them which makes the program a valuable sales tool as well. In FY 2011, the rental business for our data acquisition systems brought in more than $8 million in revenues. Many of the rented channels became sales during the rental period. Through out the year, the company increased the size of the rental pool of data acquisition systems. As the market permits we will continue to grow this part of our business.

  The GSR was not the only product line to contribute to the record performance for the year. Our seismic reservoir product line also experienced a record year in its borehole products. The industry's push into the shale plays increased the demand for our seismic borehole tools. The need to monitor the fracing of these plays helped the company push its revenues from this product line to a new high of $16 million. As the technology for these shale plays goes international, we believe we will see continued high demand for this product line.

  Our marine products revenues increased 30% this year to near record levels. Several new vessels and retrofits helped increase the revenues in this product line. Marine activity should remain strong into FY 2012.

  Our emerging product markets also experienced a record year with $9.5 million in revenues. Although this is a smaller market than our core businesses it remains a healthy and profitable one. Although the global economical pressures impact this part of our business, the demand for our cables, sensors and systems increased.

  Our thermal business essentially broke even for the year. The economical impact of the financial crisis, especially in Europe, caused it to struggle throughout the year. We currently do see an improvement in this product line but it is likely to remain challenged in the short term.

  The record results of FY 2011were very encouraging. Our return on shareholder equity was 32.7%, a very healthy return. As we move through the current fiscal year, the company has product offerings that the market demands in our wireless, borehole, marine and industrial product lines and a very healthy balance sheet to ensure we can meet the demand.

  First Quarter of FY 2012:

  In February, the company announced its first quarter results of FY 2012. Revenues were $43.3 million and profits were $8.7 million or $1.35 per diluted share. Earnings were the highest ever for a first quarter report. Return on shareholder equity was 29.2%.

  Results were led by strong GSR sales and rentals of almost $18.0 million. Included in the sales mix was a 5,000 channel system to a new customer, Breckenridge Exploration Company. The company also more than doubled the size of the GSR rental fleet. At the end of December, the channel count of the rental fleet rose to 53,000. This moved the total GSR channel count of rented and sold units over the 150,000 mark.

  Not to be out done, the borehole seismic product line had revenues of $5.4 million in the quarter or about a third of the total amount sold in all of FY 2011. Frac monitoring demand continued to drive the need for more seismic borehole systems.

  Our emerging market product lines yielded revenues at a record pace with $2.5 million of revenues. Even the thermal imaging product line enjoyed a profitable quarter with a 4% operating margin.

  Our soft spot in the quarter was a slightly lower than usual level of marine product sales. The backlog, though, for this product line was strong. We expect the product line to return to its traditional sales levels before the end of the year.

  Our balance sheet improved further in the quarter. Cash or equivalents rose to another record high of $42.8 million. Shareholder equity rose to $185.4 million and retained earnings increased to $128 million, both records for the company. Our retained earnings have grown at an annualized rate of 16% since the IPO in 1997.

  We hired another 27 employees in the quarter increasing our employee count to 1035. We are still a long way from our all time high of 1224 in FY 2008, before the financial crisis took its toll. Still, the increased work hours in our shop increases our overhead absorption and thus reduce our cost basis for all our products.

  What Lies Ahead in FY 2012:

Conditions have not changed much since this time last year. The Arab uprising continue with violence still raging in Syria and no "final" resolution in sight for Egypt, Libya, Yemen and several other Arab countries. We live with an increasing threat of a nuclear armed Iran and the world's response to that threat. Change of leadership in North Korea gives its neighbors and the rest of the world cause for concern. Europe's financial troubles are front page news with significant austerity measures moving into place. Predicting the future in this environment is a difficult task.

However, the need to find new reserves of energy remains. It is imperative that the energy countries and companies continue their search for reserves, preferably in safer areas of the world. The shale plays in the US and the expansion of that technology into the rest of the world opens new frontiers with new opportunities for us with our frac monitoring and wireless technologies. The push for our customers to be more productive and profitable in its exploration aids our efforts to place our wireless technology. The new vessel builds and increased channel density in streamers in the marine markets gives our marine products a boost.

Very early in the fiscal second quarter, we received one of our largest orders ever in our wireless technology from Tidelands. This was the $15 million, 14,200 channel GSR order that we subsequently delivered in the same quarter. Half of that order was a conversion to purchase of a rental contract with Tidelands. We also put our first 3 channel wireless system into our rental fleet and it is presently working in Canada with 22,000 channels.

Also in the second quarter, we announced our second frac monitoring system sale into China with our customer Sichuan Geophysical. This is in conjunction with China's first shale play. This is an example of the shale play movement into the international markets.

Again in the quarter we signed a $ 15 million contract with Shell and their partners, Petrobras and ONGC of India, for a permanent seabed seismic system to be installed in Brazilian waters. The current schedule for that project is for delivery of our system in the first fiscal quarter of FY 2013. It has been almost four years since we had a major contract for this technology. It will help keep our cable shop busy through most of the remaining fiscal year.

Our umbilical business is also on record pace for the year. We have shipped or have backlog to ship over $3 million of cables before the fiscal year is over. This is already twice the amount of offshore business of all of last year. We expect record revenues for the year in umbilical sales.

Yesterday, the company announced a $14.0 million order from Tidelands Geophysical for another 13,000 channels of our wireless land data acquisition system for delivery in May. It was a great start to our third quarter efforts. Tidelands now own more than 45,000 channels of our wireless land data acquisition system.

Our company is as busy as it has ever been. In light of this growth and in anticipation of more growth, we increased our officer staff with two new positions. Effective this past January 1, 2012, Mr. Rick Wheeler, was promoted out of our engineering department to become Sr. Vice-President and Chief Operations Officer. He brings 30 years of experience in the seismic industry. His initial role is to concentrate his efforts in our manufacturing, sales and engineering groups. His duties will expand with time. Also, effective January 1, 2012, Mr. Robbin Adams was promoted within the engineering department to become Sr. Vice-President and Chief Projects Officer. He also brings 30 years of experience in the seismic industry. He will take some of the workload off our Chief Technical Officer, Mr. Mike Sheen. The increased resources that these two gentlemen bring will give the company the resources necessary for further growth.

In February, the company completed its secondary offering. This effort was to assist our former parent company, OYO Corporation of Japan to sell their remaining 20% stake in the company. We had a successful effort in doing this. We now have new owners that took part in purchasing those shares. However, in closing the offering, we lost a director, Mr. Kanemori, who was OYO Corporation's representative on the board. In this meeting, his position was replaced with Ms. Tina Langtry, a retired senior member of ConocoPhillips with 26 years of experience that she brings to the board.

In summary, FY 2011 was a record year for the company. With no long term debt on our balance sheet, a very good cash position, healthy inventories, additional leadership, great employees, customers that demand our products and a world wide need for further energy exploration and reservoir management, the company's future looks brighter than ever. The year started off with another record quarter and a great outlook on the year.

I wish to thank our customers for their support. They are the reason we are in business. I also wish to thank our employees. They make us who we are. And in conclusion I wish to thank our share holders who stick with us through the lumpiness that characterizes our business.